-13-


Exhibit 11 - Computation of per share earnings

                                   Three Months Ended   Nine Months Ended
                                       October 31            October 31
                                    1996        1995     1996       1995

   Earnings per Common & Common Equivalent Share:

   Net Earnings                    $75,183   $43,919   $236,524   $187,852

   Weighted Average Shares
        Outstanding                172,874   160,690    165,776    160,233
   Dilutive Effect of Common
        Stock Equivalents               80        76         77         75
   Weighted Average Shares,
        as Adjusted                172,954   160,766    165,853    160,308

   Earnings per Common &
        Common Equivalent Share       $.43      $.27      $1.43      $1.17


   Earnings per Common Share - Assuming Full Dilution:

   Net Earnings                    $75,183   $43,919   $236,524   $187,852
   Interest (After Taxes) on
        Convertible Debt                 -     1,907      3,618      5,661
   Net Earnings, as Adjusted       $75,183   $45,826   $240,142   $193,513

   Weighted Average Shares
        Outstanding                172,874   160,690    165,776    160,233
   Dilutive Effect of Common
        Stock Equivalents               99        75         98         75
   Shares Added if All Debt
        Converted                        -    10,898      6,688     10,898
   Weighted Average Shares,
        as Adjusted                172,973   171,663    172,562    171,206

   Earnings per Common Share
        - Assuming Full Dilution      $.43      $.27      $1.39      $1.13